Exhibit 10.9
AVIV REIT, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
          Aviv REIT, Inc. (the “Company”), hereby grants to Steven J. Insoft (the “Participant”), an employee of Aviv Asset Management, L.L.C. (“AAM”), which is a Subsidiary of the Company, as of                     , 2009 (the “Grant Date”), pursuant to the provisions of the Aviv REIT, Inc. 2009 Long-Term Incentive Plan (the “Plan”), a Restricted Stock Unit Award (the “Award) of                                           (                      ) Restricted Stock Units (“RSUs”), upon and subject to the restrictions, terms and conditions set forth below and in the Plan. On any date, each RSU shall equal the Fair Market Value of one share of the Company’s Common Stock (“Share”). Capitalized terms not defined herein shall have the meanings specified in the Plan.
          1. Award Subject to Agreement. The Award shall be subject to the terms and conditions of this Agreement.
          2. Rights as a Stockholder. The Participant shall not be entitled to any privileges of ownership with respect to the Shares subject to the Award (including but not limited to voting or dividend privileges) unless and until, and only to the extent, such shares become vested pursuant to Section 3 hereof and the Participant becomes a stockholder of record with respect to such shares on the Settlement Date (as defined below). However, the Participant shall receive the following cash payments (less applicable Required Tax Payments (as defined below)) in lieu of regular cash dividends:
          (a) If the Participant becomes vested with respect to any RSUs subject to the Award on December 31, 2008 in accordance with Section 3, then Company shall pay to the Participant on each date that regular cash dividend payments are made to the Company’s Common Stock holders during the period beginning on the date hereof and ending on the Settlement Date, a cash payment equal to the product of (A) the Shares equal to such RSUs and (B) the per share amount of each such dividend on such date.
          (b) If the Participant becomes vested with respect to any RSUs subject to the Award on December 31, 2009 in accordance with Section 3, then the Company shall pay to the Participant:
     (i) on or before January 31, 2010 a cash payment equal to the product of (A) the Shares equal to such RSUs and (B) the per share amount of each regular cash dividend paid with respect to the Company’s Common Stock during 2009; and

     (ii) on each date that regular cash dividend payments are made to the Company’s Common Stock holders during the period beginning January 1, 2010 and ending on the Settlement Date, a cash payment equal to the product of (A) the Shares equal to such RSUs and (B) the per share amount of each such dividend on such date.
          (c) If the Participant becomes vested with respect to any RSUs subject to the Award on December 31, 2010 in accordance with Section 3, then the Company shall pay to the Participant:
     (i) on or before January 31, 2011 a cash payment equal to the product of (A) the Shares equal to such RSUs and (B) the per share amount of each regular cash dividend paid with respect to the Company’s Common Stock during 2010; and
     (ii) on each date that regular cash dividend payments are made to the Company’s Common Stock holders during the period beginning January 1, 2011 and ending on the Settlement Date, a cash payment equal to the product of (A) the Shares equal to such RSUs and (B) the per share amount of each such dividend on such date.
          (d) If the Participant becomes vested with respect to any RSUs subject to the Award on December 31, 2011 in accordance with Section 3, then the Company shall pay to the Participant:
     (i) on or before January 31, 2012 a cash payment equal to the product of (A) the Shares equal to such RSUs and (B) the per share amount of each regular cash dividend paid with respect to the Company’s Common Stock during 2011; and
     (ii) on each date that regular cash dividend payments are made to the Company’s Common Stock holders during the period beginning January 1, 2012 and ending on the Settlement Date, a cash payment equal to the product of (A) the Shares equal to such RSUs and (B) the per share amount of each such dividend on such date.
          (e) If the Participant becomes vested with respect to any RSUs subject to the Award on December 31, 2012 in accordance with Section 3, then the Company shall pay to the Participant on or before January 31, 2013, a cash payment equal to the product of (A) the Shares equal to such RSUs and (B) the per share amount of each regular cash dividend paid with respect to the Company’s Common Stock during 2012.
In addition, if a dividend (other than a regular cash dividend) is paid with respect to the Company’s Common Stock, then the Participant shall be entitled to a payment in lieu of such dividend which is equal to the product of (A) the Shares equal to all the RSUs and (B) the per share amount (or fair market value per share) of such dividend; provided, that, such payment shall be made on the Settlement Date (as defined below) and subject to the same terms and restrictions as the RSU with respect to which such payment was made.

          3. Restriction Period and Vesting.
          (a) Subject to subsections (b) and (c) below and Section 5.8 of the Plan, the Award shall vest with respect to 20% of the original number of RSUs subject to the Award on each of December 31, 2008, December 31, 2009, December 31, 2010, December 31, 2011 and December 31, 2012; provided, that, the Participant does not experience a Termination prior to the applicable vesting date.
          (b) If the Participant experiences a Termination for any reason, all rights with respect to any RSUs subject to the Award which are unvested on the date of the Participant’s Termination shall be forfeited by the Participant and such portion of the Award shall be cancelled by the Company.
          (c) If (i) a Change in Control occurs prior to the Participant’s Termination and (ii) the authority over the day to day management of the Company, AAM and their respective affiliates ceases to be exercised at anytime following such Change in Control, directly or indirectly, by Craig M. Bernfield, then any RSUs subject to the Award which are unvested on the date the Change in Control is consummated shall become fully vested.
          4. Termination of Award. In the event that the Participant shall forfeit any RSUs subject to the Award, the Participant shall, upon the Company’s request, promptly return this Agreement to the Company for cancellation on the Settlement Date. Such cancellation shall be effective on the Settlement Date regardless of whether the Participant is requested to return or returns this Agreement.
          5. Settlement of Award.
          (a) As of the Settlement Date (as defined in subsection (b) below), the Company shall deliver to the Participant Shares equal to the RSUs which are vested on such Settlement Date; provided that, in lieu of delivering Shares, the Company, in its sole discretion, may elect to make a cash payment to the Participant in an amount equal to the Fair Market Value of such Shares. Upon the settlement of any RSUs subject to the Award pursuant to this Section 5(a), the Participant shall have no further right to any payments with respect to such RSUs pursuant to Section 2 or otherwise.
          (b) For purposes of this Agreement, the “Settlement Date” shall be the earlier to occur of (i) December 31, 2012 and (ii) a Change in Control; provided, however, that to the extent any RSUs subject to the Award are unvested as of such date, the Settlement Date shall be the date on which such RSUs become vested.
          6. Substitution Award for Phantom Partnership Units. The Award has been granted to the Participant in substitution of the Participant’s phantom partnership unit award, measured by reference to the Class C Units of Aviv Healthcare Properties Limited Partnership (the “Phantom Award”), which was previously granted to the Participant on November 1, 2007. By accepting this Award, the Participant acknowledges that, as of the Grant Date, the Participant shall have no further rights of any kind with respect to the Phantom Award, including but not limited to any payment rights, pursuant to the award agreement which evidenced the Phantom Award or otherwise; provided, however that the Participant shall be entitled, if the Participant has not experienced a Termination prior to January 1, 2010, to the payment of one percent (1%) of the distributions to the Class C Unitholders (within the meaning of the Phantom Award agreement) between January 1, 2009 and the Grant Date, payable on or before January 31, 2010 (the “Earnings Distribution Date”). By granting this Award to the Participant, the Company is cancelling the Phantom Award agreement on the Earnings Distribution Date and the Participant shall, upon the Company’s request, promptly return the Phantom Award agreement for cancellation on the Earnings Distribution Date. Such cancellation shall be effective on the Earnings Distribution Date regardless of whether the Participant is requested to return or returns the Phantom Award agreement.

          7. Additional Terms and Conditions of Award.
          7.1. Nontransferability of Award. The Award may not be transferred by the Participant other than by will, the laws of descent and distribution or pursuant to the beneficiary designation procedures approved by the Company consistent with this Agreement. Except to the extent permitted by the foregoing, the Participant’s rights under the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate or encumber, or otherwise dispose of such rights, the Award shall immediately become null and void.
          7.2. Investment Representation. The Participant hereby represents and covenants that (a) any Share acquired upon the Settlement Date will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities law; (b) any subsequent sale of any such Shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Participant shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of acquisition of any Shares hereunder or (y) is true and correct as of the date of any sale of any such Shares, as applicable. As a further condition precedent to the delivery to the Participant of any Shares subject to the Award, the Participant shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of such Shares and, in connection therewith, shall execute any documents which the Board, the Committee or any other committee authorized by the Board shall in its sole discretion deem necessary or advisable.
          7.3. Withholding Taxes.
          (a) As a condition precedent to the delivery to the Participant of any Shares or cash payments under the Award, the Participant shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If the Participant shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Participant.
          (b) The Participant may, with the consent of the Company, elect to satisfy the Participant’s obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company pursuant to Section 7.3(a), (2) authorizing the Company to withhold from the Shares otherwise to be delivered to the Participant pursuant to the Award, a number of whole Shares having a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award, equal to the Required Tax Payments or (3) any combination of (1) or (2). The Committee shall have sole discretion to disapprove of an election pursuant the preceding sentence. Such Shares to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a Share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Participant. No certificate representing a Share subject to the Award shall be delivered until the Required Tax Payments have been satisfied in full.
          7.4. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of the Company’s Common Stock other than a regular cash dividend, the number and type of securities subject to the Award and other terms of the Award shall be appropriately adjusted by the Committee. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
          7.5. Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Participant give or be deemed to give the Participant any right to continued employment by the Company or any affiliate of the Company.
          7.6. Decisions of Committee. The Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.
          7.7. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. The Participant acknowledges receipt of a copy of the Plan. The Company reserves the right to amend this Agreement to the extent it determines in its sole discretion such amendment is necessary or appropriate to comply with applicable law, including but not limited to section 409A of the Code.
          8. Miscellaneous Provisions.
          8.1. Meaning of Certain Terms. As used herein, the term “vest” shall mean no longer subject to forfeiture. References in this Agreement to sections of the Code shall be deemed to refer to any successor section of the Code or any successor internal revenue law.
          8.2. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company, AAM and their respective affiliates and any person or persons who shall, upon the death of the Participant, acquire any rights hereunder in accordance with this Agreement or the Plan.
          8.3. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Aviv REIT, Inc., 303 West Madison Street, Suite 2400, Chicago, Illinois 60606, Attention: Chief Executive Officer, and if to the Participant, to the Participant’s address set forth in the Company’s records. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
          8.4. Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Maryland and construed in accordance therewith without giving effect to conflicts of laws principles.
          8.5. Arbitration. Any dispute or controversy between the Company or its respective affiliates (including AAM) on the one hand, and the Participant on the other hand, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by final and binding arbitration in Cook County, Illinois administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Participant. The Company and the Participant acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.
          8.6. Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.
          8.7. Compliance With the Code. This Agreement is intended to comply with Section 409A of the Code, and shall be interpreted and construed accordingly. All references in this Agreement to the Participant’s Termination shall mean the Participant’s separation from service from AAM and its affiliates within the meaning of Treasury Regulation § 1.409A-1(h). Each amount payable under this Agreement shall constitute a “separately identified amount” within the meaning of Treasury Regulation § 1.409A-2(b)(2). The Participant acknowledges that the Company has encouraged the Participant to consult his own adviser to determine the tax consequences of the Award and that neither the Company nor its affiliates are providing the Participant with any tax advice with respect to Section 409A of the Code or otherwise and are not making any guarantees or other assurances of any kind to the Participant with respect to the tax consequences or treatment of any amounts payable to the Participant under this Agreement.

AVIV REIT, INC.
By:
	Name:	Craig M. Bernfield
	Title:	Chairman, Chief Executive Officer and President

Accepted this ___ day of
                                        , 2009.

Steven J. Insoft